UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  January 8, 2014

Compuware Corporation

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-20900

Michigan	38-2007430
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Campus Martius, Detroit, Michigan	48226-5099
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): (313) 227-7300
_________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On January 8, 2014, Compuware Corporation (the “Company”) entered into a nomination and standstill agreement (the “Agreement”) with Elliott Associates, L.P., Elliott International, L.P. and Elliott International Capital Advisors Inc. (together, “Elliott”) pertaining to, among other things, the election of directors to the Company’s Board of Directors (the “Board”) at the Company’s 2013 annual meeting of shareholders (the “2013 Meeting”) and the formation of an advisory committee (the “Advisory Committee”). Pursuant to the Agreement, subject to conditions, Elliott agreed to certain standstill and voting provisions.

Under the terms of the Agreement, the Company will nominate John G. Freeland and Stephen F. Schuckenbrock (the “New Independent Directors”) for election, along with nine (9) incumbent directors (together with the New Independent Directors, the “2013 Nominees”) for re-election, as directors of the Company at the 2013 Meeting. The Company will convene and hold the 2013 Meeting on or before March 31, 2014 and will use the same solicitation efforts on behalf of all 2013 Nominees. If a New Independent Director is elected at the 2013 Meeting, he or she will serve until the next annual meeting of shareholders in 2014 (the “2014 Meeting”).

The Company will form the Advisory Committee for the purpose of advising the Board on strategies to enhance the Company’s value, including by conducting a review of the Company’s operations (efficiency, cost structure, and other considerations) and evaluating the potential value and impact of alternative financing, capitalization and tax optimization strategies as well as other value-creating initiatives. The Advisory Committee will consist of Jeffrey J. Clarke, William O. Grabe, Fritz Henderson and John G. Freeland. The Chairman of the Board and Chief Executive Officer of the Company will be entitled to participate in the meetings of the Advisory Committee.

Under the terms of the Agreement, Elliott agreed not to, among other things, solicit proxies regarding any matter to come before the 2013 Meeting, including for the election of directors, or enter into a voting agreement or any group with other shareholders with respect to the solicitation of proxies. Elliott agreed to vote its shares in favor of certain of the Board’s proposals at the 2013 Meeting, as well as in favor of the 2013 Nominees for election to the Board.

Other elements of the Agreement include:

•	The Company agreed the size of the Board may be increased to more than eleven (11) directors during the term of the Agreement only (i) following the first date that the New Independent Directors are seated on the Board and (ii) upon approval by a majority of the members of the Board (which vote must include the approval of at least two (2) of Jeffrey J. Clarke, Jennifer J. Raab, Stephen F. Schuckenbrock and John G. Freeland);

•	The Company agrees, subject to certain conditions, that during the term of the Agreement it will not amend the provisions of the Company’s Restated Articles of Incorporation or the Company’s Amended and Restated Bylaws relating to the Company’s shareholders’ ability (i) to call a special meeting, (ii) to act by written consent or (iii) to nominate candidates for election to the Board;

•	The Agreement will terminate on the earliest of (i) the Company’s material breach, if not cured within ten (10) days, of obligations with respect to the nomination of the New Independent Directors and the holding of the 2013 Meeting, (ii) the earlier of (A) the date that is thirty (30) days prior to the Company’s advance notice deadline for the submission of director nominations at the 2014 Meeting or (B) December 31, 2014, or (iii) such other date as established by mutual written agreement of the Company and Elliott; and

•	Except as modified in the Agreement, the terms of the confidentiality agreement, dated February 14, 2013, entered into by and among the Company and Elliott, as amended, supplemented or extended (the “Confidentiality Agreement”) will remain in effect for at least the term of the Agreement notwithstanding any provision in the Confidentiality Agreement to the contrary.

A copy of the Agreement is filed with this Form 8-K and attached hereto as Exhibit 10.157 and incorporated herein by reference. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement. On January 9, 2013, the Company issued a press release announcing the signing of the Agreement. A copy of the press release is filed with this Form 8-K and attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.157	Agreement, dated as of January 8, 2014, by and among Compuware Corporation, Elliott Associates, L.P., Elliott International, L.P. and Elliott International Capital Advisors Inc.

99.1	Press release, dated January 9, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUWARE CORPORATION

Date: January 9, 2014	By:	/s/ Joseph R. Angileri
Joseph R. Angileri
Treasurer & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.157	Agreement, dated as of January 8, 2014, by and among Compuware Corporation, Elliott Associates, L.P., Elliott International, L.P. and Elliott International Capital Advisors Inc.

99.1	Press release, dated January 9, 2014